Exhibit 99.1

HUTTIG BUILDING PRODUCTS REPORTS SECOND QUARTER RESULTS

Second Quarter Net Sales of $296.3 Million, Up 5% Over Year Ago Period

ST. LOUIS, MO, July 27, 2006 – Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, today announced results for the three and six months ended June 30, 2006.

Summary of Second Quarter Results

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005
	(In millions, except per share data)
Net Sales	$296.3		$281.4
Gross Margin	$56.4	19.0%	$52.9	18.8%
Operating Expenses	$49.7	16.8%	$46.0	16.3%
Operating Profit	$6.7	2.3%	$6.9	2.5%
Income from Continuing Operations	$3.3	1.1%	$3.6	1.3%
EPS from Continuing Operations (diluted)	$0.16		$0.18

Huttig reported second quarter net sales from continuing operations of $296.3 million in 2006, a 5% increase over the year ago period. Operating profit was $6.7 million in the 2006 second quarter, or 2.3% of net sales, compared to $6.9 million, or 2.5% of net sales, in the 2005 second quarter. Income from continuing operations was $3.3 million, equating to an EPS from continuing operations of $0.16 per diluted share. This compares to income from continuing operations of $3.6 million, or $0.18 per diluted share, in the 2005 second quarter. Huttig began expensing stock options and other share-based compensation in accordance with FASB SFAS No. 123R effective in the first quarter of 2006. The second quarter 2006 results include non-cash stock-based compensation expense of $0.5 million, compared to $0.4 million in the second quarter of 2005.

Commenting on the quarter, Michael A. Lupo, President and CEO of Huttig, said, “Sales in the 2006 second quarter were lower than we originally anticipated due to a slowdown in the housing market in some areas. However, our sales continued to benefit from our aggressive market and product expansion strategies. Millwork, specialty building products and engineered wood sales increased 5%, 14%, and 34%, respectively, over the 2005 second quarter, and our margins benefited from the richer product mix of building products and engineered wood products. Three of our four regions experienced sales growth over the prior year period. Demand was especially strong in the Southeast, where we recorded double-digit sales growth. Our national presence, broad product portfolio and high service levels continued to drive sales for our national accounts, which represented 33% of our second quarter 2006 sales compared to 32% in the 2005 second quarter.”

“Our financial results, however, were not able to fully reflect these benefits, due to operating losses at some of our newer facilities, the slow down in the housing market in certain areas and rising fuel costs. Excluding the combined $1.9 million in operating losses at our newer Minneapolis, Long Island and Atlanta facilities, operating profit in the second quarter would have amounted to $8.6 million, or 3.0% of sales. We continue to focus attention on our Long Island and Atlanta facilities and expect them to show improvement in the second half of 2006. In addition, we are continuing to restructure branches that are being affected by the slowdown in housing including reducing headcount, outside contractors and overtime.”

Huttig also announced its decision to close two smaller distribution centers, a recent start-up near Minneapolis, MN and the distribution center in Hazelwood, MO, primarily an industrial based products facility. Additionally, the company will consolidate the business operations of its Fort Wayne, IN facility, which is predominantly a specialty kitchen cabinet business, into the Indianapolis, IN branch. All three actions will take place in the third quarter of 2006. The closings and consolidation will result in operating charges of approximately $1.6 million before tax, equal to $0.05 per share, which is expected to be recognized during the remainder of the year. The annualized operating profit improvement from these actions is expected to be approximately $1.8 million before tax.

“We believe these latest actions will improve our operating results and will optimize long-term returns for our shareholders,” commented Mr. Lupo. “Over the last several years, Huttig has opened or acquired facilities in new markets, expanded and updated facilities in growing markets, and consolidated facilities and operations where appropriate. The actions we are taking represent a continuation of that approach.”

Summary of First Six Months Results

	Six Months Ended June 30, 2006		Six Months Ended June 30, 2005
	(In millions, except per share data)
Net Sales	$577.4		$530.8
Gross Margin	$111.1	19.2%	$100.4	18.9%
Operating Expenses	$99.5	17.2%	$88.3	16.6%
Operating Profit	$11.6	2.0%	$14.6	2.8%
Income from Continuing Operations	$5.7	1.0%	$7.5	1.4%
EPS from Continuing Operations (diluted)	$0.28		$0.37

Huttig reported first six months net sales from continuing operations of $577.4 million in 2006, a 9% increase over the year ago period. Operating profit was $11.6 million in the first six months of 2006, or 2.0% of net sales, compared to $11.5 million, or 2.2% of net sales, in the first six months of 2005, excluding a $2.5 million gain on disposal of capital assets and a $0.6 million favorable legal settlement in the 2005 first quarter. The 2006 first six months results also include non-cash stock-based compensation expense of $0.9 million, compared to $0.4 million in the six months of 2005.

In the first six months of 2006, income from continuing operations was $5.7 million, equating to an EPS from continuing operations of $0.28 per diluted share. This compares to income from continuing operations of $5.6 million, or $0.28 per diluted share, in the first six months of 2005, excluding the above-mentioned gain and favorable legal settlement that benefited the 2005 first half results by $0.09 per diluted share. Including the gain and legal settlement, income from continuing operations was $7.5 million, or $0.37 per diluted share, in the first six months of 2005.

Net cash used in operating activities of continuing operations amounted to $31.5 million for the six months ended June 30, 2006, compared with $20.5 million for the six months ended June 30, 2005. Bank debt net of cash increased to $64.2 million at June 30, 2006 from $56.5 million at June 30, 2005. At June 30, 2006, total debt to equity was 57.8% compared to 69.1% at June 30, 2005.

“The first six months of 2006 have brought some very positive developments and enhancements to our product portfolio,” commented Mr. Lupo. “We recently strengthened our relationships with Therma Tru and HB&G by entering into distribution agreements that will place these products at all Huttig millwork distribution locations. Therma Tru is the nation’s leading manufacturer of fiberglass and steel exterior door systems. HB&G is a leading manufacturer of composite and wood columns, railings, posts, and porch parts. I am also pleased to report that our facility in Riviera Beach, FL, which was damaged by Hurricane Wilma, re-opened in July 2006.”

Updated Outlook

“We expect housing starts to remain under pressure, and we now expect overall starts to be down significantly for the balance of 2006 as compared to the same period in 2005,” Mr. Lupo said. “As a result, we are taking aggressive actions to lower our cost structure. In addition, we believe that our national presence and product expansion strategies will continue to generate modest increases in sales in the second half of 2006 as compared to the second half of 2005 and will offset some, but not all, of this downturn. Our decision to close and combine facilities in the second half of the year is expected to reduce 2006 results by approximately $0.03 per diluted share while benefiting the future. We also expect fuel costs to remain high. Finally, although our new branches in Atlanta and Long Island continue to improve, we expect that our 2006 operating losses at these facilities will be higher than originally forecasted. Based on these factors, we are reducing our previous forecast for 2006, and we anticipate net sales of approximately $1.15 billion and income from continuing operations in the range of $0.66 to $0.74 per diluted share. The 2005 results included a gain on the disposal of capital assets of $2.5 million, or $0.08 per diluted share. Our 2006 forecast assumes no significant gains or losses on disposals of capital assets. As a result, excluding gains on disposal of capital assets, our 2006 revised forecast for income from continuing operations per diluted share should be compared with $0.76 per diluted share in 2005. In addition, our 2006 revised forecast reflects $0.06 per share of non-cash equity compensation expense compared to $0.02 per share of non-cash equity compensation expense in 2005.”

Conference Call

Management will host a conference call on Friday, July 28, 2006, at 11:00 AM Eastern Time (10:00 AM Central Time) to discuss financial results for the second quarter ended June 30, 2006. To access the conference call, please dial 1-888-694-4702 and enter PIN number 7553940 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through August 7, 2006 by dialing 1-877-519-4471. The required PIN number for the replay is 7553940.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 43 distribution centers serving 48 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover approximately 85% of the country’s housing starts.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact:

Anreder & Company, 212-532-3232

Steve Anreder, steven.anreder@anreder.com

Gary Fishman, gary.fishman@anreder.com

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In Millions, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$296.3	$281.4	$577.4	$530.8
Cost of sales	239.9	228.5	466.3	430.4

Gross margin	56.4	52.9	111.1	100.4
Operating expenses	49.7	46.0	99.5	88.3
Gain on disposal of capital assets	—	—	—	(2.5)

Operating profit	6.7	6.9	11.6	14.6
Interest expense, net	(1.3)	(1.2)	(2.3)	(2.3)

Income from continuing operations before income taxes	5.4	5.7	9.3	12.3
Provision for income taxes	2.1	2.1	3.6	4.8

Income from continuing operations	3.3	3.6	5.7	7.5
Income (loss) from discontinued operations, net of taxes	—	(0.1)	—	1.3

Net Income	$3.3	$3.5	$5.7	$8.8

Net Income from Continuing Operations Per Share—Basic	$0.16	$0.18	$0.28	$0.38
Net Income (loss) from Discontinued Operations Per Share—Basic	—	(0.01)	—	0.06

Net Income Per Share—Basic	$0.16	$0.17	$0.28	$0.44

Net Income from Continuing Operations Per Share—Diluted	$0.16	$0.18	$0.28	$0.37
Net Income (loss) from Discontinued Operations Per Share—Diluted	—	(0.01)	—	0.06

Net Income Per Share—Diluted	$0.16	$0.17	$0.28	$0.43

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions)

	June 30, 2006	December 31, 2005	June 30, 2005
	(unaudited)		(unaudited)
ASSETS

Current Assets:
Cash and equivalents	$1.5	$1.4	$10.3
Trade accounts receivable, net	108.8	85.3	107.7
Inventories	134.4	99.7	110.3
Other current assets	10.0	15.7	8.6

Total current assets	254.7	202.1	236.9

Property, Plant and Equipment:
Land	5.9	5.8	5.8
Building and improvements	32.2	31.6	30.5
Machinery and equipment	38.9	33.8	30.4

Gross property, plant and equipment	77.0	71.2	66.7
Less accumulated depreciation	36.0	34.8	32.8

Property, plant and equipment, net	41.0	36.4	33.9

Other Assets:
Goodwill, net	19.1	19.1	19.6
Other	7.8	7.9	7.4
Deferred income taxes	0.3	1.3	1.7

Total other assets	27.2	28.3	28.7

Total Assets	$322.9	$266.8	$299.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share and Per Share Data)

	June 30, 2006	December 31, 2005	June 30, 2005
	(unaudited)		(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current maturities of long-term debt	$8.1	$9.7	$6.6
Trade accounts payable	103.6	88.5	96.0
Deferred income taxes	5.2	5.1	5.0
Accrued compensation	6.5	9.8	8.4
Other accrued liabilities	10.2	11.3	9.9

Total current liabilities	133.6	124.4	125.9

Non-current Liabilities:
Long-term debt, less current maturities	62.8	23.5	65.6
Other non-current liabilities	3.8	4.0	3.5

Total non-current liabilities	66.6	27.5	69.1

Shareholders’ Equity:
Preferred shares; $.01 par (5,000,000 shares authorized)	—	—	—
Common shares; $.01 par (50,000,000 shares authorized; at June 30, 2006, December 31, 2005 and June 30, 2005—20,896,145 shares issued)	0.2	0.2	0.2
Additional paid-in capital	36.4	35.2	35.3
Retained earnings	89.4	83.7	74.1
Unearned compensation—restricted stock	(1.9)	(0.7)	(1.1)
Accumulated other comprehensive income	0.6	0.4	—
Less: Treasury shares, at cost (373,504 shares at June 30, 2006, 728,319 shares at December 31, 2005 and 755,194 shares at June 30, 2005)	(2.0)	(3.9)	(4.0)

Total shareholders’ equity	122.7	114.9	104.5

Total Liabilities and Shareholders’ Equity	$322.9	$266.8	$299.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In Millions)

	Six Months Ended June 30,
	2006	2005
Cash Flows From Operating Activities:
Net income	$5.7	$8.8
Adjustments to reconcile net income to cash used in operations:
Net income from discontinued operations	—	(1.3)
Depreciation and amortization	2.9	3.0
Non-cash stock compensation expense	0.9	0.4
Gain on disposal of capital assets	—	(2.5)
Other adjustments	1.2	0.1
Changes in operating assets and liabilities:
Trade accounts receivable	(23.5)	(32.1)
Inventories	(34.7)	(27.8)
Trade accounts payable	15.1	32.2
Other	0.9	(1.3)

Net cash used in operating activities of continuing operations	(31.5)	(20.5)
Net cash used in operating activities of discontinued operations	—	(1.8)

Total cash used in operating activities	(31.5)	(22.3)

Cash Flows From Investing Activities:
Capital expenditures	(6.4)	(3.3)
Acquisition of Texas operations	—	(15.0)
Proceeds from disposition of capital assets	0.1	2.6
Proceeds from disposition of discontinued operations	—	10.8

Total cash used in investing activities	(6.3)	(4.9)

Cash Flows From Financing Activities:
Borrowing and repayment of debt, net	36.9	31.4
Exercise of stock options	0.7	2.8
Tax benefit on exercise of stock options	0.3	1.4

Total cash provided by financing activities	37.9	35.6

Net Increase in Cash and Equivalents	0.1	8.4
Cash and Equivalents, Beginning of Period	1.4	1.9

Cash and Equivalents, End of Period	$1.5	$10.3

Supplemental Disclosure of Cash Flow Information:
Interest paid	$2.1	$2.2
Income taxes paid	$3.2	$3.5
Assets acquired with debt obligations	$0.8	$3.1